EXHIBIT 10.25

XILINX, INC.

RESTRICTED STOCK UNIT ISSUANCE AGREEMENT

RECITALS

          A. The Board has adopted the Plan for the purpose of retaining the services of selected Employees, Non-Employee Directors and Consultants.

          B. Participant is to render valuable services to the Company (or a Subsidiary), and this Restricted Stock Unit Issuance Agreement (the “Agreement”) is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Company’s award of restricted stock units to the Participant under the Plan.

          C. Unless otherwise defined herein, capitalized terms shall have the meanings assigned to such terms in the Plan.

NOW, THEREFORE, it is hereby agreed as follows:

          1. Grant of Restricted Stock Units. The Company hereby awards to the Participant, as of the Award Date, Restricted Stock Units pursuant to and shall in all respects be subject to the terms and conditions of the Plan, as amended to the Award Date, the provisions of which are incorporated herein by reference. Each Restricted Stock Unit represents the right to receive one Share on the specified issuance date following the vesting of that unit. The number of Shares subject to the awarded Restricted Stock Units, the applicable vesting schedule for those Shares, the date on which those vested Shares shall become issuable to Participant and the remaining terms and conditions governing the award (the “Award”) shall be as set forth in this Agreement.

     The Participant is not required to make any monetary payment (other than applicable taxes, if any) as a condition to receiving the Award or Shares issued upon settlement of the Award, the consideration for which shall be past services actually rendered and/or future services to be rendered to the Company (or Subsidiary) or for its benefit. Notwithstanding the foregoing, if required by applicable state corporate law, the Participant shall furnish consideration in the form of cash or past services rendered to the Company (or Subsidiary) or for its benefit having a value not less than the par value of the Shares issued upon settlement of the Award.

AWARD SUMMARY

Participant	_________________________

Award Date:	______________________, 200__

Number of	______________ (the “RSUs”)
Restricted Stock
Units Subject to
Award:

Vesting Schedule:

The RSUs shall vest in a series of four (4) successive equal annual installments upon Participant’s completion of each successive year of Service over the four (4) year period measured from the Award Date. In the event of Participant’s termination of Service by reason of death, Participant shall vest in the additional number of RSUs that would have vested had Participant remained in Service for an additional period of twelve (12) months.

Issuance Schedule:	The RSUs in which Participant vests in accordance with the foregoing Vesting Schedule shall be issued as soon as practicable following the vesting date but in no event later than the close of the calendar year in which such vesting occurs or (if later) the fifteenth (15th) day of the third (3rd) calendar month following such vesting date. The settlement of the RSUs by issuance of the Shares shall be subject to the Company’s collection of all applicable Withholding Taxes (as defined below). The procedures pursuant to which the applicable Withholding Taxes are to be collected are set forth in Paragraph 6 of this Agreement. In no event, however, shall any fractional Shares be issued. Accordingly, the total number of Shares to be issued pursuant to the Award shall, to the extent necessary, be rounded down to the next whole share in order to avoid the issuance of a fractional Share.

          2. Limited Transferability. Prior to the issuance of Shares on the applicable settlement date, this Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to the Award shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s guardian or legal representative.

          3. Termination of Service. Should Participant’s Service cease or terminate for any reason prior to vesting in one or more RSUs subject to this Award, then the Award will be immediately cancelled with respect to those unvested RSUs, and the number of RSUs will be reduced accordingly. Participant shall thereupon cease to have any right or entitlement to receive any Shares under those cancelled units and shall not be entitled to any payment therefor.

          4. Stockholder Rights. The Participant shall have no rights as a stockholder with respect to any Shares which may be issued in settlement of this Award until the date of the issuance of a certificate for such Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such certificate is issued, except as provided in Section 5.

          5. Adjustment in Shares. In the event of any increase or decrease in the number of issued and outstanding Shares resulting from the declaration or payment of a stock dividend, any recapitalization resulting in a stock split-up, or exchange of shares or other increase or decrease in such shares effected without the Company’s receipt of consideration, then equitable adjustments shall be made to the total number of Shares issuable pursuant to this Award in such manner as the Committee deems appropriate.

          6. Collection of Withholding Taxes.

               (a) Until such time as the Company provides Participant with written or electronic notice to the contrary, Participant may pay the Withholding Taxes through one of the following methods:

               (i) Participant’s delivery of his or her separate check payable to the Company in the amount of such taxes,

               (ii) the use of the proceeds from a next-day sale of the Shares issued to Participant, provided and only if (A) such a sale is permissible under the Company’s trading policies governing the sale of Shares, (B) Participant makes an irrevocable commitment, on or before the issuance date for those Shares, to effect such sale of the Shares and (C) the transaction is not otherwise deemed to constitute a prohibited loan under Section 402 of the Sarbanes-Oxley Act of 2002, or

               (iii) an automatic share withholding procedure pursuant to which the Company will withhold, at the time of such issuance, a portion of the Shares with a Fair Market Value (measured as of the issuance date) equal to the amount of those taxes (the “Share Withholding Method”); provided, however, that the amount of any Shares so withheld shall not exceed the amount necessary to satisfy the Company‘s required tax withholding obligations using the minimum statutory withholding rates for federal and state tax purposes that are applicable to supplemental taxable income.

               (b) In the event the Company has not received from Participant on or before the issuance of the vested Shares, (A) payment in accordance with Paragraph 6(a)(i) above or (B) an irrevocable commitment to effect a next-day sale of the Shares in accordance with Paragraph 6(a)(ii) above, then the Company shall automatically collect the Withholding Taxes through the Share Withholding Method.

               (c) For purposes of this Agreement, “Withholding Taxes” shall mean (i) the employee portion of the federal, state and local employment taxes required to be withheld by the Company in connection with the vesting of the Shares under the Award and (ii) the federal, state and local income taxes required to be withheld by the Company in connection with the issuance of those vested Shares.

          7. Compliance with Laws and Regulations. The grant of the Award and issuance of Shares upon settlement of the Award shall be subject to compliance with all applicable requirements of federal, state or foreign law with respect to such securities. No Shares may be issued hereunder if the issuance of such Shares would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Shares may then be listed. The inability of the Company to obtain from any regulatory body having jurisdiction or authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance of any Shares subject to the Award shall relieve the Company of any liability in respect of the failure to issue such Shares as to which such requisite authority shall not have been obtained. As a condition to the settlement of the Award, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

          8. Successors and Assigns. Except to the extent otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and Participant, Participant’s assigns and the legal representatives, heirs and legatees of Participant’s estate.

          9. Construction. This Agreement and the Award evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. All decisions of the Committee with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in the Award.

          10. Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without resort to that State’s conflict-of-laws rules.

          11. Employment at Will. Nothing in this Agreement or in the Plan shall confer upon Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Subsidiary employing or retaining Participant) or of Participant, which rights are hereby expressly reserved by each, to terminate Participant’s Service at any time for any reason, with or without Cause.

          12. Delivery of Documents and Notices. Any document relating to participation in the Plan or any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery at the e-mail address, if any, provided for the Participant by the Company, or upon deposit in the U.S. Post Office or foreign postal service, by registered or certified mail, or with a nationally recognized overnight courier service, with postage and fees prepaid, addressed to the other party at such address as such party may designate in writing from time to time.

               (a) The Plan documents, which may include but do not necessarily include: the Plan, this Agreement, the prospectus for the Plan, and any reports of the Company provided generally to the Company’s stockholders, may be delivered to the Participant electronically. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company.

               (b) The Participant acknowledges that the Participant has read Section 14 of this Agreement and consents to the electronic delivery of the Plan documents and the delivery of the Exercise Notice, as described in Section 14(a). The Participant acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to the Participant by contacting the Company by telephone or in writing. The Participant further acknowledges that the Participant will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, the Participant understands that the Participant must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails. The Participant may revoke his or her consent to the electronic delivery of documents described in Section 14 or may change the electronic mail address to which such documents are to be delivered (if Participant has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Finally, the Participant understands that he or she is not required to consent to electronic delivery of documents described in Section 14.

          13. Further Instruments. The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

          14. Integrated Agreement. This Agreement and the Plan, together with any employment, service or other agreement between the Participant and the Company (or Subsidiary) referring to this Award, shall constitute the entire understanding and agreement with respect to the subject matter contained herein and supersede any prior agreements, understandings, restrictions, representations, or warranties among the Participant and the Company (or Subsidiary) with respect to such subject matter. To the extent contemplated herein, the provisions of this Agreement and the Plan shall survive any settlement of this Award and shall remain in full force and effect.

     By their signatures below or by electronic acceptance or authentication in a form authorized by the Company, the Company and the Participant agree that the Award is governed by this Agreement and by the provisions of the Plan. Further, the Participant: (a) acknowledges receipt of and represents that the Participant has read and is familiar with this Agreement, the Plan and a prospectus for the Plan, (b) accepts this Award subject to all of the terms and conditions of this Agreement and the Plan and (c) agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under this Agreement or the Plan.

Xilinx, Inc.

Wim Roelandts
Chief Executive Officer

Participant

___________________________

     Attachments:
     2007 Equity Incentive Plan
     Plan Summary and Prospectus